FOR IMMEDIATE RELEASE

NORDSON CORPORATION CO-FOUNDER ERIC T. NORD
TO RETIRE FROM NORDSON BOARD OF DIRECTORS

WESTLAKE, Ohio – Nov. 1, 2004 – Nordson Corporation (Nasdaq-NDSN) today announced that Eric T. Nord, co-founder of Nordson, will retire from the company’s board of directors effective Nov. 8, 2004. Nord’s decision to step down after having served on the board since the company’s founding comes as Nordson reaches a milestone in the company’s history —
50 years of doing business. With Nord’s retirement, Nordson will have 12 directors serving on its board.

Nord, an accomplished engineer and inventor, also served as chairman of the board, chief executive officer and president during his career with Nordson. He has been granted more than 25 U.S patents.

Under Nord’s leadership, Nordson Corporation evolved from a small, local business serving the Midwestern U.S. to a multinational, publicly traded corporation with more than half of its annual sales generated through export.

Today, Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. It owns more than 1,900 patents for breakthroughs in the adhesive dispensing, finishing and coatings, and technology business areas. The company has generated sales of $754 million over the past four quarters, and has increased dividends for 41 consecutive years, the 19th longest span of increased dividends among the 10,000 current U.S. public companies. Nordson Corporation has more than 3,500 employees worldwide; direct operations and sales support offices in 30 countries; and an expanding worldwide presence in 57 countries.

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Eric Nord Retires – page 2

“Over the past fifty years from Nordson’s founding until now, Eric Nord created and shaped the vision, values and culture of Nordson Corporation. He led Nordson with the belief that the role of a business enterprise is to create balanced, long-term benefits for all of its constituencies: customers, employees, shareholders and communities. His entrepreneurial vision, innovative talents and generous spirit created a culture that set Nordson apart,” said Edward P. Campbell, Nordson’s chairman and chief executive officer. “Nordson’s employees and retirees are universally grateful for having had the opportunity to work under his leadership.”

Nord’s civic leadership and community service are the cornerstones of Nordson Corporation’s philanthropic efforts. He initiated and consistently maintained the practices of setting aside five percent of domestic pretax profits for charitable purposes in the communities where Nordson has major operations and employees. His influence has been particularly strong in Lorain County, Ohio where Nordson Corporation has supported numerous community organizations and institutions.

Nord, who holds a bachelor’s degree in mechanical engineering from Case Institute of Technology, Cleveland, Ohio, has received the Case Alumni Association Gold Medal Award in recognition of outstanding technical innovation, successful business management and dedicated public service.

He was also awarded honorary doctor of science degrees from Case Institute of Technology and Oberlin College, Oberlin, Ohio. He is the recipient of numerous industrial and community awards for his corporate achievements and outstanding service to the community.

Nord resides in Oberlin with wife Jane.

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Contact: Phone: E-mail:	Derrick Johnson, Director, Corporate Public Relations 440.414.5639 (direct); 440.506.1912 (cell) djohnson@nordson.com

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